Exhibit 10.7

English Translation

Asset Pledge Agreement

Contract No.: Ping Yin Hu Yi Wen E Di Zi 20170512 No. 002

Party A (Mortgagee): Tianjin Pilot Free Trade Zone Branch, Ping An Bank Co., Ltd.

Address: 101, Gate 1, Tower #1, Ronghe Plaza, No. 168, Xisi Road, China (Tianjin) Pilot Free Trade Zone (Tianjin Airport Economic Area), Tianjin, China

Tel:	022-59060622	Fax:

Principal:	Wei Huisheng	Title:	president

Party B (Mortgagor): Beijing Sohu New Era Information Technology Co., Ltd.

Type of Certificate*:	Certificate No.*:

(*Do not fill in when Party B is an entity)

Address: 15/F, Sohu.com Internet Plaza, No.1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, China

Tel:	010-62726666	Fax:

Legal Representative**:	Charles Zhang	Title**:	Chair of Board of Directors

(**Do not fill in when Party B is an individual)

Party B is willing to provide maximum amount mortgage over its legally owned property in favor of Party A to secure performance of the contract between Party A, on the one part, and Beijing Sohu New Media Information Technology Co., Ltd., Fox Information Technology (Tianjin) Limited and Tianjin Jinhu Culture Development Co., Ltd, on the other part (the “Debtors”). Party A and Party B hereby agree to enter into this contract upon consensus and to comply with the terms below.

1.	Collaterals and Mortgage Liability

1.1	Scope of Mortgage

The scope of mortgage hereunder is (select the check box by “✓”):

☐	The principal, interest, compound interest and penalty interest of all debts (including contingent debts) under the / contract (Ping Yin / Zi No. / , the “Principal Contract”), and the costs for realizing the debts. The maximum amount of the principal of the debts (the balance) is (or is converted into) / (currency) (in words: / ).

☐	/ (currency) (in words: / ) of the principal of the debts payable by the Debtors under the / contract (Ping Yin / Zi No. / , the “Principal Contract”), and the corresponding interest, compound interest and penalty interest as well as the costs for realizing the debts. Party A is entitled to request Party B to assume the liability of security to the above extent of mortgage for the balance of the debts so long as the debts under the Principal Contract are not fully satisfied.

☑	The performance of the debts under the credit agreements and credit facility contracts (the “Principal Contracts”) signed between the Debtors and Party A from May 19, 2017 to May 18, 2020. The execution of the Principal Contracts shall be within the above period, but the performance period of the Principal Contracts is not limited to the above period. The scope of maximum amount mortgage of Party B covers all principals and interest, compound interest and penalty interest of the debts (including contingent debts) under the Principal Contracts, as well as the costs for realizing the debts. The maximum amount (balance) of the principal of the above debts is (or is converted into) RMB two point five billion only (in words).

☐	The outstanding principal (as converted) of / (currency) (in words: / ) of the debts under the / contract (Ping Yin / Zi No. / , the “Principal Contract”), and the corresponding interest, compound interest and penalty interest as well as the costs for realizing the debts.

☐	/

The interest, penalty interest and compound interest shall be calculated according to the provisions of the Principal Contract until the debts are satisfied. The costs for realizing debts include but are not limited to the costs for announcement, service, appraisal, attorney, litigation, travel, assessment, auction, property preservation, and execution.

The exchange rates of the currencies other than Renminbi shall be subject to the exchange rate quotation published by Party A when the actual business occurs.

The details of the collaterals are set forth in the List of Collaterals and the title certificates of the collaterals. The List of Collaterals is an integral part of this contract.

The parties agree that Party B will use the collaterals hereunder to provide security for all debts under the Principal Contracts. Party B shall cooperate with Party A to go through relevant registration procedure of the maximum amount mortgage according to the requirements of the registration authority.

1.2	Where the Debtors transfer the credit line granted by Party A to any third party for use, Party B shall assume the liability of mortgage security for the part transferred. The specific transferee and amount of such transfer shall be as follows:

a.             /             (the transferee), amount: (converted into)              (currency) (in words):             /            ;

b.             /             (the transferee), amount: (converted into)              (currency) (in words):             /            ;

c.             /             (the transferee), amount: (converted into)              (currency) (in words):             /            ;

d.             /            .

1.3	Party A is entitled to first request Party B to assume the security liability of mortgage, regardless whether there is any other real security or guarantee provided by others (including the Debtors under the Principal Contracts). If Party A waives any security interest in other collaterals (including those provided by the Debtors) or any guarantee provided by others, Party B shall continue to assume the security liability hereunder fully.

1.4	If Party B’s act is sufficient to reduce the value of the collaterals during the term of the mortgage, Party A is entitled to request Party B to stop such act. Where the value or price of the collaterals decreases for any reason not attributable to Party A, Party A is entitled to request Party B to restore the value of the collaterals, and to decide that an appraisal institution approved by Party A will appraise the value of the collaterals. If upon appraisal the value of the collaterals is insufficient to secure the debts under the Principal Contracts, Party A is entitled to request Party B to provide other security measures approved by Party A. If Party B is a Debtor under the Principal Contracts, Party A is entitled to request Party B to prepay the credit line.

1.5	This contract is irrevocable.

1.6	This contract is independent from the Principal Contracts in respect of legal force. If the Principal Contracts or part of their provisions is invalid, this contract shall remain valid.

1.7	During the term hereof, Party A will keep the original title certificates of the collaterals. When the Debtors satisfy the principal, interest and expenses of or relating to all debts under the Principal Contracts, the mortgage shall cease to be in force automatically, and Party A shall return the original title certificates of the collaterals to Party B.

2.	Mortgage Registration and Insurance

2.1	Where relevant laws and regulations provide for the authority to register mortgage, Party A and Party B shall go through mortgage registration formality with the authority by presenting this contract and relevant documents within 15 working days after execution of this contract. Otherwise, Party A and Party B shall go through mortgage registration formality with the notary office at the place of Party A by presenting this contract and relevant documents within 15 working days after execution of this contract. Both parties shall obtain the change of registration or deregistration according to the rules of the registration authority.

The mortgage shall be deregistered when the principal, interest and expense of or relating to all debts under the Principal Contracts are satisfied by the Debtors.

2.2	Party A has the right to request Party B to take out property insurance for the collaterals, and designate Party A as the first beneficiary of the insurance benefit. Generally, the insurance amount of the property insurance is subject to the value of the collaterals, and the insurance period shall not be less than the period of the debts. Party B agrees to assign the claim for insurance proceeds to Party A and give necessary assistance when Party A exercises such claim. The insurance proceeds paid by the insurer shall be first used to repay the debts under the Principal Contracts.

2.3	During the term of this contract, Party B may not suspend or cancel any insurance for whatever reason. If the insurance is suspended, Party A is entitled to take out insurance at the cost of Party B.

2.4	Party B shall pay insurance premium in a timely manner, and perform the obligations under the insurance policies.

2.5	Party B shall renew the insurance according to Article 2.2 until the principal, interest and expense of or relating to the debts under the Principal Contracts is satisfied. Otherwise, Party A is entitled to take out insurance at the cost of Party B.

2.6	Party A will keep the original insurance policies. When the Debtors satisfy the principal, interest and expense of or relating to the debts under the Principal Contracts, Party A will return the original insurance policies to Party B.

3.	Representations and Warranties of the Mortgagor

3.1	Party B is a company duly incorporated, validly existing and in good standing in its jurisdiction, and has full corporate power and government permit and approval to conduct the business it carries out currently.

3.2	Party B has obtained all authority and approval required for entering into this contract. The execution hereof is true expression of intent of Party B, and will not result in violation of any agreement or covenant with any third party. Party B does not violate any laws, regulations or rules with respect to environment protection, energy saving and emission reduction and reduction of pollution when entering into this contract, and undertakes to strictly comply with such laws, regulations and rules after entering into this contract.

3.3	Except for those already notified to Party A in writing before execution hereof, Party B is not involved in any other litigation, arbitration, execution, appeal, review or other procedures as well as other events or circumstances which could have material adverse effect on the performance of this contract.

3.4	The collaterals are lawfully possessed by Party B, free from any legal dispute, and not subject to any mortgaged in favor of any third party (except for the mortgage over the balance) before execution of this contract.

4.	Rights and Obligations of the Mortgagor

4.1	Party B is entitled to request Party A to keep confidential the information provided by Party B, except that laws, regulations or regulators otherwise provide or require, or both parties otherwise stipulate, or such information do not constitute confidential information.

4.2	Party B has carefully read the Principal Contracts and confirmed all terms thereof. Party B is not required to confirm any single credit facility contract, debt note or other certificate of credit facility under the Principal Contracts which does not exceed the provisions of the Principal Contracts.

Any change to the Principal Contracts made by Party A and the Debtors will not require consent of Party B who shall continue to assume the security liability to the changed Principal Contracts. However, if the principal of debt is increased or if the loan term is extended, Party B shall continue to assume the security liability according to the amount and term specified in the original Principal Contracts if the increase or extension is not consented by Party B in writing.

4.3	Party B may not transfer, gift, create security interest over, or otherwise dispose of the collaterals without Party A’s written consent.

4.4	Party B shall make true representation to Party A with respect of any lease of the collaterals. If the collaterals are leased out, Party B shall notify Party A in writing, provide Party A with the lease contract, and notify the lessee in writing of the mortgage. Any renewal or new lease after expiration of the above lease shall require Party A’s written consent.

Where any collateral is leased out upon consent of Party A, Party B shall specify in the lease contract that (1) the collateral has been mortgaged in favor of Party A, and (2) when Party A enforces the mortgage, the lessee shall move out of the collateral within thirty days after Party A sends notice.

☐ The rent received by Party B from lease of the collaterals shall be deposited in the account opened by it at Party A as the security for the Debtors to repay the debts under the Principal Contracts. Such rent may not be used for other purpose.

4.5	Party B undertakes to reasonably use and properly keep the collaterals, and shall not act in any way that reduces the value of the collaterals.

4.6	Party B accepts and undertakes to cooperate with Party A’s inspection on the use, custody, maintenance and title of the collaterals.

4.7	Where the collaterals are used to secure by means of mortgage any credit facility with a term of more than one year, Party A is entitled to appoint an appraisal institution approved by it to appraise the value of the collaterals from the second year after the effectiveness of this contract. If the value of the collaterals decreases obviously, and is insufficient to secure the debts under the Principal Contracts, or if the property mortgaged is included in the scope of demolition, Party A is entitled to request Party B or the Debtors to provide other forms of security approved by it.

4.8	Party B shall notify Party A in writing of any of the following circumstances on the second day of occurrence thereof:

(1)	Any collateral is damaged;

(2)	Any collateral is destructed;

(3)	Any insurance accident occurs;

(4)	Any dispute occurs over the title to any collateral;

(5)	Any collateral is sealed up, attached, or taken other compulsive measures;

(6)	Any collateral is encroached by any third party;

(7)	Any collateral is included in the scope of demolition;

(8)	Other circumstances occur, which may affect the enforcement of the mortgage by Party A.

4.9	Satisfaction of Debts after Demolition of Collaterals

4.9.1	The Debtors and Party B undertake that they will notify Party A in writing of any demolition information of the mortgaged housing within two working days after they become aware of such information.

4.9.2	If the demolition of the mortgaged housing is compensated in kind, the Debtors and Party B shall first negotiate the prepayment of loans with Party A. If negotiation fails, Party A is entitled to request the Debtors to immediately prepay the entire principal and interest of the loans. If Party A examines and approves that the compensation property will be used as collateral for the loans, Party B undertakes to create mortgage/pledge over such compensation property (including but not limited to any compensation housing obtained by ways of property swap) in favor of Party A.

4.9.3	If the demolition of the mortgaged housing is compensated in cash, the Debtors and Party B shall first negotiate the prepayment of loans with Party A. If negotiation fails, Party B agrees and undertakes that Party A is entitled to request Party B to:

(1)	use the compensation fund to prepay the secured Debtors’ loans obtained from Party A;

(2)	deposit the compensation fund in the deposit account designated by Party A, or use the compensation fund in the form of deposit receipt to secure Party A’s debts under the Principal Contracts.

4.9.4	Where Party A deems that the value of the above compensation fund or compensation property of Party B is insufficient to satisfy or secure Party A’s debts, the Debtors and Party B shall provide supplemental security approved by Party A. During the period between the destruction of the original mortgaged housing and the proper registration of the new mortgaged property, the Debtors and Party B undertake to provide Party A with temporary security meeting Party A’s requirements.

4.10	Where Party B changes its domicile, correspondence address, telephone number, business scope, legal representative or other matters, it shall give Party A written notice within seven working days after such change. If Party B fails to perform the above obligation of notice, and Party A sends relevant notice or document (including but not limited to both parties’ notices or documents during performance of this contract, the arbitration or litigation materials or instruments during arbitration or litigation process, and relevant materials and instruments during execution of cases) to the original domicile or correspondence address, such notice or document shall be deemed duly served.

4.11	The costs for insurance, custody, repair, maintenance, lodgment and transport of relevant collaterals hereunder shall be borne by Party B.

5.	Realization of Mortgage

5.1	Party A is entitled to enforce the mortgage in any of the following circumstances:

(1)	The Debtors fail to repay the principal, interest or expenses of or relating to any debt due under the Principal Contracts (including any debt due in advance);

(2)	Party B breaches any of its warranties or covenants, or otherwise fails to perform any obligation hereunder;

(3)	The Debtors or Party B is declared dissolved or bankrupt or is cancelled according to law;

(4)	It is probable that the collaterals may be damaged or the value of the collaterals is reduced obviously, which could endanger Party A’s right, and the Debtors or Party B fails to provide any security approved by Party A within the time limit notified by Party A;

(5)	The Debtors otherwise breaches the Principal Contracts, or the Principal Contracts are rescinded or terminated;

(6)	Other circumstances specified by laws or regulations occur, where the mortgage may be enforced.

5.2	Party A is entitled to take precedence over the proceeds obtained from conversion of value, auction or sale of the collaterals.

5.3	Party B agrees that Party A is entitled to directly receive the fruits of the collaterals (including but not limited to the rent or contracting charge) to satisfy its debts from the second month after the Debtors or Party B breaches the Principal Contracts or this contract. Party B shall cooperate unconditionally. The fruits received shall be first used to pay the expenses incurred for receiving such fruits.

5.4	Where any circumstance of enforcing the mortgage occurs, both parties shall negotiate to determine the way of enforcement. If negotiation fails, Party A is entitled to directly apply to the people’s court for auction or sale of the collaterals.

5.5	Party B acknowledges that where the Debtors provide other collaterals, Party A has the right to enforce the mortgage over the collaterals hereunder. Party B shall not raise any objection thereto.

6.	Breaching Liabilities

6.1	Where Party B breaches or fails to perform fully any obligation hereunder, which causes the mortgage unattached or unregistered, and fails to provide any security approved by Party A within the time limited notified by Party A, it shall assume the following breaching liabilities:

(1)	If Party B is a Debtor, it shall pay Party A liquidated damages at 5% of the principal amount of the debt under the Principal Contracts, up to the value of the collaterals hereunder.

(2)	If Party B is not a Debtor, it shall assume the joint-and-several liability of compensation for the outstanding principal, interest and expense of or relating to the debt under the Principal Contracts to the extent of the value of the collaterals hereunder.

6.2	Where Party B breaches or fails to perform fully any obligation hereunder, which causes the value of collaterals hereunder to decrease or causes the collaterals hereunder to destruct, and fails to reinstate or provide any security approved by Party A within the time limited notified by Party A, it shall assume the following breaching liabilities:

(1)	If Party B is a Debtor, it shall pay Party A liquidated damages at 5% of the principal amount of the debts under the Principal Contracts, up to the value of the collaterals hereunder.

(2)	If Party B is not a Debtor, after Party A realizes the mortgage according to law, Party B shall assume the joint-and-several liability of compensation to the extent of the difference between the value of the collaterals at the time of realization of mortgage and the value of collaterals agreed herein, up to the principal, interest or expense of or relating to the debts under the Principal Contracts which are not satisfied by the Debtors.

6.3	Where Party B otherwise breaches this contract, it shall compensate Party A for all losses thus caused, including any direct or indirect loss.

7.	Floating Mortgage

7.1	Floating mortgage means Party B creates a mortgage over any present or future production equipment, raw materials, semi-finished products, or products in favor of Party A, as detailed in the Exhibit “List of Collaterals” attached hereto.

7.2	Except for the needs of normal operation, Party B may not conceal, transfer, assign, mortgage or pledge the production equipment, raw materials, semi-finished products, or products already mortgaged in favor of Party A.

7.3	The floating mortgage shall be crystallized in any of the following circumstances:

(1)	The debts are not satisfied when the performance period expires;

(2)	Party B is declared bankrupt or cancelled;

(3)	Any circumstance of realizing the mortgage hereunder occurs;

(4)	Other circumstance occurs, which materially affects realization of the debts.

7.4	Party A and Party B shall go through mortgage registration formality with the bureau for industry and commerce at the county level at the place of Party B’s domicile by presenting this contract and relevant documents within 15 working days after execution of this contract. Both parties shall change the registration of or deregister the mortgage according to relevant regulations of the registration authority.

8.	Other Provisions

/

9.	Miscellaneous Provisions

9.1	☐ Both parties agree to notarize this contract with the effect of execution.

After the notarization with the effect of execution, if Party B fails to perform any obligation hereunder in whole or in part, Party A is entitled to apply for an execution certificate from the original notary office, and then apply to the competent people’s court (i.e., the people’s court at the place of the executed party’s domicile or the executed party’s property) for execution by the original notarial certificate and the execution certificate.

☑ This contract will not be notarized with the effect of execution.

9.2	Before the debts under the Principal Contracts are defined, Party A is entitled to transfer such debts in whole or in part. Where Party A transfers the debts in whole or in part, Party B agrees that Party A may also transfer the mortgage interest in whole or in part. If Party A transfers the mortgage interest in part, it shall negotiate and decide the part to be transferred with the transferee, and then notify Party B, without consent of Party B. Party B is obligated to cooperate with the mortgage registration formality at the request of Party A.

9.3	Party B agrees and authorizes Ping An Bank to consult Party B’s enterprise information and credit information with the basic database of financial credit information and other credit information service agency established according to law at the application stage and during the existing period of the Debtor’s credit facility, for the Debtor’s application and subsequent management of credit facility. Party B agrees and authorizes Ping An Bank to report Party B’s enterprise information and credit information, including but not limited to the credit facility information and the information having adverse effect on the information owner, to the basic database of financial credit information and other credit information service agency established according to law pursuant to Regulations on the Administration of Credit Investigation Industry.

9.4	The check box will be selected by “✓”.

9.5	Party A and Party B shall resolve the dispute arising from performance of this contract through negotiation. If negotiation fails, the provisions of subsection (2) below shall apply:

(1)	To apply for arbitration to / , and arbitrate the dispute according to the arbitration rules of the commission applied at the time of applying for the arbitration. The arbitration award is final and has binding force upon both parties.

(2)	To file a lawsuit to the people’s court at the place of Party A.

(3)	To file a lawsuit to the people’s court of / .

9.6	This contract shall be governed by the laws of the People’s Republic of China.

9.7	This contract shall become effective when the parties sign (in case of natural persons, such natural persons shall sign; in case of legal persons or other organizations, the authorized persons shall sign or seal, and affix the common seal).

9.8	This contract is made in four counterparts. Party A will hold two counterparts, and Party B and the registration authority will each hold one.

Party A (seal): Tianjin Pilot Free Trade Zone Branch, Ping An Bank Co., Ltd.

Principal or entrusted agent (signature): /s/ Wang Lu

Date: May 19, 2017

Party B (seal): Beijing Sohu New Era Information Technology Co., Ltd.

Legal representative or entrusted agent (signature): /s/ Charles Zhang

Date: May 19, 2017

List of Collaterals

Name, quantity and quality of collaterals

Collateral:

The 7th floor, room 801, and 10th floor of Building 9, No. 1, Zhongguancundong Road, Haidian District, Beijing

Name: real property land use right and house ownership

Total area of the real property land use right: 1,616.39 m2

Total area of the house ownership: 6,585.88 m2

Among which:

7th Floor:

•       Area of the land use right: 637.30 m2

•       Building area of the house ownership: 2,596.64 m2

Room 801:

•       Area of the land use right: 338.68 m2

•       Building area of the house ownership: 1,379.94 m2

10th Floor:

•       Area of the land use right: 640.41 m2

•       Building area of the house ownership: 2,609.30 m2

Quality: Good

Title certificate No. or use right certificate No. of the collaterals

Collateral:

7th Floor:

•       Housing ownership certificate: Jing Fang Quan Zheng Shi Hai Gang Ao Tai Zi, No. 4840008

•       Land use certificate: Jing Shi Hai Gang Ao Tai Guo Yong(2007 chu), No. 6016653

Room 801:

•       Housing ownership certificate: Jing Fang Quan Zheng Shi Hai Gang Ao Tai Zi, No.4840001

•       Land use certificate: Jing Shi Hai Gang Ao Tai Guo Yong(2007 chu), No. 6016657;

10th Floor:

•       Housing ownership certificate: Jing Fang Quan Zheng Shi Hai Gang Ao Tai Zi, No.4840004

•       Land use certificate: Jing Shi Hai Gang Ao Tai Guo Yong(2007 chu), No.6016658

Place of the collaterals	The 7th floor, room 801, and 10th floor of Building 9, No. 1, Zhongguancundong Road, Haidian District, Beijing

Value of the collaterals	RMB (currency) 380,000,000.00 Yuan

Percentage of title owned by the Mortgagor in the collaterals	100%	Names of other co-owners, if any	Null

Other conditions of the collaterals	Among collateral 6,172.36 square meters rent to Beijing Sougou Science and Technology Development Co., LTD

Notes

The Mortgagor warrants that the above statement is true, accurate and complete. If the mortgage becomes void or insufficient owing to misstatement or material omission, and thus damages the Mortgagee’s right, the Mortgagor is willing to assume joint-and-several liability to repay all debts under the Principal Contracts.